                                                                    EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT, entered into as of August 13, 1997 (the "Execution Date"), is by and among CONTINUCARE HOME HEALTH SERVICES, INC., a Florida corporation and wholly owned subsidiary of Continucare Corporation (the "Buyer"); MAXICARE, INC., d/b/a/ MAXICARE OF BROWARD COUNTY, INC., a Delaware corporation (the "Company"); and, the holders of the Company's capital stock listed on EXHIBIT A (collectively referred to as the "Stockholders" and individually as a "Stockholder").

                             PRELIMINARY STATEMENTS
                             ----------------------

         1. The Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of two hundred (200) shares of the Company's Common Stock, one dollar ($1.00) par value per share (the shares are referred to in this Agreement as the "Company Shares").

         2. The Stockholders desire to sell all of the Company Shares to Buyer, and Buyer desires to acquire all of the Company Shares.

         3. The Company is a Medicare certified Home Health Agency engaged in the business of providing home health services to patients in need of such services in Broward County, Florida.

         NOW, THEREFORE, in order to consummate the purchase and sale of the Company shares and in consideration of the mutual agreements contained in this Agreement, the parties agree as follows:

                                    AGREEMENT
                                    ---------

                                    SECTION 1

                        SALE OF SHARES AND PURCHASE PRICE
                        ---------------------------------

         1.1 TRANSFER OF COMPANY SHARES. At the Closing, the Company shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares owned by Irving Carr, as listed on Exhibit A. Those stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with signature guarantees and other documents which may be reasonably required by Buyer to effect a valid transfer of the Company Shares, free and clear of any and all liens, encumbrances, charges or claims. The Stockholders, by execution of this Agreement, appoint Buyer as their attorney-in-fact to effectuate transfer of the Company Shares at the Closing (as defined below).

         1.2 PURCHASE PRICE AND PAYMENT. In consideration of the sale by the Company to Buyer of the Company Shares, in reliance upon the representations and warranties of the Company and Stockholders contained in this Agreement and made at the Closing and subject to the satisfaction of all of the conditions contained in this Agreement, Buyer agrees that simultaneously with the execution and delivery of this Agreement, it will deliver to the Stockholders the amount specified in EXHIBIT A-1 by bank cashier check or by wire transfer of immediately available funds (the "Closing Funds"). In addition to the Closing Funds, the Stockholders shall also be entitled to the following:

           a. Within ninety (90) days after the one year anniversary of the Closing Date, Buyer shall to deliver to the Stockholders a report detailing the number of patient visits of the Company. In the event Company maintains at least eighty percent (80%) of the patient visits of _________, than Buyer shall pay the Stockholders an additional amount of One Hundred Fifty Thousand Dollars ($150,000.00).

           b. Within ninety (90) days after the two year anniversary of the Closing Date, Buyer shall deliver to the Stockholders a report detailing the number of patient visits of the Corporation. In the event Company maintains at least eighty percent (80%) of the patient visits of _________, than Buyer shall pay the Stockholders an additional amount of One Hundred Fifty Thousand Dollars ($150,000.00).

         1.3 EXCLUDED ASSETS. "Excluded Assets" shall mean those assets which are listed on SCHEDULE 1.3 attached hereto (the "Carr Assets");

         1.4 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Buyer at 100 SE Second Street, 36th Floor, Miami, Florida, no later than thirty days from the date all conditions are satisfied pursuant to Sections 7.1 and 7.2 of this Agreement, or at another place or an earlier or later date or time as may be mutually agreed upon by the Company.

         1.5 MEDICARE APPEALS. In the event that there is a Medicare Adjustment (Medicare Adjustment shall mean an adjustment to any filed costs report, denial of claims, or the reopening of any filed cost report, and subsequent adjustment to such cost report), in connection with cost periods prior to Closing, the Company shall pay all reimbursement costs associated with the Medicare Appeal (Medicare Appeal shall mean an appeal of the Medicare Adjustments to either an administrative or judicial body) as normal administrative costs and shall not seek indemnification for the cost report disallowance against Seller until such time as the Company has exhausted its administrative remedies and subsequent judicial appeal rights.

         1.6 FURTHER ASSURANCES. The Company, the Stockholders and Buyer from time to time after the Closing, shall execute and deliver further instruments of transfer and assignment and take all other actions as may be reasonably required to more effectively transfer and assign to, and vest in Buyer the Company Shares and all rights to the Company Shares, and to fully implement the provisions of this Agreement.


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




                                    SECTION 2

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                         OF THE COMPANY AND STOCKHOLDERS
                         -------------------------------

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the contemplated transactions, the Company and each of the Stockholders jointly and severally make to Buyer the representations and warranties contained in this Section 2; provided, however, that no Stockholder shall have any RIGHT of indemnity or contribution from the Company with respect to any breach of representation or warranty under this Agreement.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a for profit corporation, duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where those properties are owned or leased or that business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation as amended to date, certified by Florida's Secretary of State, and of the Company's by-laws, as amended to date, certified by the Company's Secretary, and delivered to Buyer's counsel, are complete and correct, and no amendments to them are pending. The Company is not in violation of any term of its Articles of Incorporation or By-laws. The Company is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

         2.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

           a. The authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock, one dollar ($1.00) par value per share, of which two hundred (200) shares are duly and validly issued, outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. Except as described in SCHEDULE 2.3(A), there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Stockholders is a party.

           b. Each of the Stockholders owns beneficially and of record the Company Shares listed opposite that Stockholder's name on EXHIBIT A free and clear of any liens, restrictions or encumbrances.

         2.4 AUTHORITY OF THE COMPANY. The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered

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by the Company pursuant to this Agreement and to carry out the contemplated transactions. The execution, delivery and performance by the Company of this Agreement and each other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company or the Stockholders is required. This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each agreement, document and instrument:

           a. does not and will not violate any provision of the Articles of Incorporation or by-laws of the Company;

           b. does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

           c. does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Company Shares, except as specifically identified on SCHEDULE 2.4(C).

         2.5   REAL AND PERSONAL PROPERTY.

           a. LEASED REAL PROPERTY. All of the real property leased by the Company is identified on SCHEDULE 2.5(A) (referred to as the "Leased Real Property").

               i. STATUS OF LEASES. All leases of Leased Real Property are identified on SCHEDULE 2.5(A), and true and complete copies of those leases have been delivered to Buyer. Each of those leases has been duly authorized and executed by the parties and is in full force and effect. The Company is not in default under any of those leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to a default. To the Stockholders and Company's knowledge, the other party to each of the leases is not in default under any of the leases and there is no event which, with notice or the passage of time, or both, would give rise to a default.

               ii. CONSENTS. Except as described in SCHEDULE 2.5(A)(II), no consent or approval is required with respect to the transactions contemplated by this Agreement from the

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other parties to any lease of Leased Real Property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any consents, approvals or filings are required, the Company or the Stockholders will obtain or complete them before the Closing.

               iii. CONDITION OF LEASED REAL PROPERTY. Except as described in
SCHEDULE 2.5(A)(III), there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all those buildings and improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Access to the Leased Real Property is by a public way or public street. To the best of the Company's and the Stockholders' knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and are in good operating condition.

               iv. COMPLIANCE WITH THE LAW. The Company has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Leased Real Property that has not been corrected and no violation exists which could have an adverse affect on the operation or value of any Leased Real Property. All improvements located on or constituting part of the Leased Real Property and their use and operation by the Company were and are now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations expect as described in SCHEDULE 2.5(A)(IV). No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Leased Real Property or its use or operations.

           b. PERSONAL PROPERTY. A complete description of the machinery, furniture, personalty and equipment of the Company is contained in SCHEDULE 2.5(B). Except as specifically disclosed in that Schedule or in the Base Balance Sheet (as defined below), the Company has good and marketable title to all of its personal property. None of the Company's personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in that Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property of the Company. Except as otherwise specified in SCHEDULE 2.5(B), all leasehold improvements, furnishings, machinery, personalty and equipment of the Company are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and those furnishings, personalty, machinery and equipment are in good working order. Neither the Company nor any of the Stockholders knows of any pending or threatened change of any law, ordinance or regulation which could adversely affect the Company, or any of its businesses.


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



         2.6   FINANCIAL STATEMENTS.

           a. The Company has delivered to Buyer the following financial statements, copies of which are attached as SCHEDULE 2.6: internally prepared, unaudited balance sheet of the Company dated as of May 31, 1997 (the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the period then ended. These financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied among all periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of those statements and the results of its operations for the periods covered thereby.

           b. As of the date of the Base Balance Sheet, the Company had no liabilities (which liabilities, when taken individually or in the aggregate, were material) whether accrued, absolute, contingent, known or asserted and to the best of the Company and Stockholders's knwoledge, unasserted or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet, regardless of whether claims had been asserted as of that date), except liabilities stated or adequately reserved against on the Base Balance Sheet,.or reflected in Schedules furnished to Buyer pursuant to this Agreement as of the Execution Date.

           c. As of the Execution Date and as of the date of the Closing, the Company has not had and will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to Execution Date or the date of the Closing, as the case may be, regardless of whether claims had been asserted as of those dates), except liabilities: (i) stated or adequately reserved against on the Base Balance Sheet or the notes to it; (ii) reflected in Schedules furnished to Buyer under this Agreement on the Execution Date; or,
(iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement.

         2.7   TAXES.

           a. The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other addition to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the Execution Date, whether disputed or not.

           b. The Company has, in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the Execution Date, and all these returns correctly and accurately contain the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1992 is provided in Schedule 2.7(B), and that Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after December 31, 1992 the Company has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

           c. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company or any Stockholder, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

           d. Except as described in SCHEDULE 2.7(D), there has not been any audit of any tax return filed by the Company, no audit is in progress, and the Company has not been notified by any tax authority that any audit is contemplated or pending. Except as described in Schedule 2.7(D): (i) no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force; (ii) no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes; and, (iii) no agreement with any taxing authority is in force for an extension of the statute of limitations for an audit.

           e. The Company has never been (or has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as described in Schedule 2.7(E), the Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Except as described in
SCHEDULE 2.7(E), the Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity. Except as described in SCHEDULE 2.7(E), the Company is not a party to any tax sharing agreement.

           f. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to those Sections and any similar provisions of federal, state, local or foreign law.

         2.8 COLLECTABILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown or reflected on the Base Balance Sheet or existing at the Execution Date (less the reserve for bad debts and contractual allowances) are or will be at the Closing valid and enforceable claims, fully collectible and subject to no set off or counterclaim, with the exception of the Medicare Program's right to set off against any accounts receivable to recover any alleged or contingent overpayments. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company, except as disclosed on SCHEDULE 2.8, and all accounts and loans receivable from any of these persons, firms or corporations shall be paid in cash prior to the Closing.

         2.9  INTELLECTUAL PROPERTY.

           a. Except as described in SCHEDULE 2.9(A), to the best of the Company's knowledge, the Company has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated. All of the rights of the Company in the Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any. of the Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company. The Company has the right to use, free and clear of claims or rights of other persons, all patient lists, processes, computer software, systems, data compilations, research results and other information required for or incident to its services or its business as presently conducted or contemplated.

           b. All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in SCHEDULE 2.9(B).

           c. All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in SCHEDULE 2.9(C). All these licenses or other agreements are in full force and effect, there is no material default by any party to those licenses or agreements, and, except as described in SCHEDULE 2.9(C), all of the rights of the Company under those licenses and agreements are freely assignable. To the knowledge of Company, the licensors under these licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all these licenses or other agreements, and any amendments to them, have been provided to Buyer.

           d. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in SCHEDULE 2.9(D). All of these licenses or other agreements are in full force and effect, there is no material default by any party to them, and, except as described on SCHEDULE 2.9(D), all of the rights of Company under those licenses and agreements are freely assignable. True and complete copies of all licenses or other agreements, and any amendments to them, have been provided to Buyer.

           e. The Company has taken all steps required in accordance with sound business

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practice to establish and preserve its ownership of all Intellectual Property rights with respect to its services and technology.

           f. The present and contemplated business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Except as described in SCHEDULE 2.9(F), neither the Company nor, to the knowledge of the Company and the Stockholders, any of their employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of those persons or restricting any employee's ability to engage in business activities of any nature.

         2.10 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.10 (true and complete copies of which have been delivered to Buyer), neither the Company, all of the physicians, nurses, technicians and allied health care professionals employed or engaged by the Company (those individuals shall be collectively, the "Health Care Providers") nor any Stockholder is a party to or subject to:

           a. any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

           b. any employment contract or contract for services which requires the payment of more than One Thousand Dollars ($1,000.00) annually or which is not terminable within thirty (30) days by the Company without liability for any penalty or severance payment;

           c. any contract or agreement for the purchase of any service, commodity, material or equipment, except as otherwise disclosed in another schedule to this Agreement;

           d. any other contracts or agreements creating any obligations of the Company not specifically disclosed elsewhere under this Agreement;

           e. any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the Execution Date;

           f. any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

           g. any contract or agreement for the purchase of any fixed asset whether or not that purchase is in the ordinary course of business;

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           h. any license agreement (as licensor or licensee);

           i. any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money which directly or indirectly may affect the Company; or

           j. any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them.

         The Company is not in default under any contracts, commitments, plans, agreements or licenses described in that Schedule nor has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         2.11 LITIGATION, INVESTIGATIONS, ORDERS AND DECREES. Except as listed on Schedule 2.11 or SCHEDULE 2.12, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company, the business, assets, prospects or financial condition of the Company or the Stockholders that may have an adverse effect on the Company or any of the Company's assets, and to the best of the Company's knowledge, there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. Except as listed on Schedule 2.11, there are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which the Company or any of the Stockholders are or were a party which may have an adverse effect on any of them..

         2.12 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.12 and all those insurance policies and arrangements are disclosed in that Schedule. Those insurance policies and arrangements are in full force and effect, all premiums with respect to those policies and arrangements are currently paid, and the Company is in compliance in all material respects with their terms. That insurance is adequate and customary for the business engaged in by the Company and is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party.

         2.13 EQUITY INVESTMENTS. Except as set forth on SCHEDULE 2.13, neither the Company nor any of the Stockholders own, directly or indirectly, of record or beneficially, either directly or indirectly, any capital stock, other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity engaged in any business related to the health care industry.

         2.14 POWERS OF ATTORNEY. Neither the Company nor any Stockholder has any outstanding power of attorney.

         2.15 FINDER'S FEE. Except as provided in SCHEDULE 2.15, the Company has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

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




         2.16 LICENSES; PERMITS; COMPLIANCE. The Company possess all licenses and other required governmental or official approvals, permits, consents and authorizations (as listed on SCHEDULE 2.16 attached to this Agreement), the failure of which to possess would, individually or in the aggregate, have a material adverse effect on the business, financial condition, operations, prospects or results of operations of the Company. The Company and the Stockholders are in compliance with: (i) the terms of all contractual obligations which directly or indirectly affect the Company; (ii) all laws, ordinances, statutes and regulations where noncompliance could have an adverse effect on the Company or its businesses, prospects or assets; and, (iii) all judgments, orders, rulings or other decisions of any governmental or other regulatory authority, court or arbitrator having jurisdiction over the Stockholders or the Company. The Company has furnished to Buyer true and correct copies of all correspondence from all governmental authorities asserting that the Company or the Stockholders are not, was not or may not have been in compliance with all applicable laws, rules, regulations, judgments, orders or decrees.

         2.17 TRANSACTIONS WITH INTERESTED PERSONS. Except as disclosed on
SCHEDULE 2.17, neither the Company nor any of its "Affiliates"(such term shall hereinafter have the meaning set forth in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended), nor the Stockholders nor any of the Stockholders, Affiliates have any direct or indirect material interest or familial or business relationship in any of the Stockholders, or the Company's customers, patients, suppliers, vendors, payors or landlords. All of the Company's rights with respect to the Assets are based upon and derived from arms length transactions unrelated to any of their Affiliates and all of the Assumed Obligations do not exceed the fair market value of the products, services or rights being received in exchange toy the discharge of those obligations.

         2.18   EMPLOYEE BENEFIT PROGRAMS.

         SCHEDULE 2.18 to this Agreement sets forth a list of every Employee Program (as defined below) that has been maintained (as that term is further defined below) by the Company since its inception.

         Each Employee Program which has been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the IRS regarding its qualification under that section and has, in fact, been qualified under the applicable section of the Code from the effective date of that Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its Qualification under the applicable Code section.

         There has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by the Company. With respect to any Employee Program now or heretofore maintained by the Company, there has occurred no "prohibited transaction," as defined in
Section 406 of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company or any Affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company and the Stockholders, threatened with respect to any Employee Program.

         The Company has not incurred any liability under Title IV of ERISA which has not be paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company and subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part
2615); or, (ii) event or condition which presents a material risk of plan termination or any other event that may cause the Company to incur liability or have a lien imposed on its assets under Title IV of ERISA. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company, for all periods prior to the Closing, either have been made or have been accrued. No Employee Program maintained by the Company and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. The Company has not ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by the Company has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide those post-termination benefits.

         The Company and each Employee Program that is a welfare plan subject to
Part 6 of Title I of ERISA and Code Section 4980B, as applicable, have complied in all material respects with their respective requirements of such statutes in each and every case. There is no provision in any of Company's Employee Programs or in any other agreement that would preclude the Company from amending or terminating any of its Employee Programs.

         With respect to each Employee Program maintained by the Company within the past five years, complete and correct copies of the following documents (if applicable to that Employee Program) have previously been delivered to Buyer:
(i) all documents embodying or governing that Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to the Company's participation in or contributions under such plan.

         Each Employee Program maintained by the Company as of the date of this Agreement is subject to termination by the Board of Directors of the Company without any further liability or obligation on the part of the Company to make further contributions to any trust maintained under any such Employee Program following such termination.

         For purposes of this SECTION 2.18:

               i. "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

               ii. an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

               iii. An entity is an "Affiliate" of the Company for purposes of this Section 2.18 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and,

               iv. "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         2.19 ENVIRONMENTAL MATTERS. Except as provided in SCHEDULE 2.19 and except for biohazardous materials which have been disposed of in compliance with all applicable laws and regulations, neither the Company nor any of the Stockholders has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); and (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or the Stockholders, or has come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or the Stockholders for treatment, storage, or disposal at any-other place; (iii) neither the Company nor any of the Stockholders presently owns, operates, leases, or uses, nor has either of them ever owned, operated, leased, or used any site on which underground storage tanks are or were located; and, (iv) no lien ever has been imposed by any governmental agency or any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or the Stockholders in connection with the presence of any Hazardous Material.

         Neither the Company nor any of the Stockholders has any liability under, nor has the Company or any of the Stockholders ever violated in any material respect, any Environmental Law (as defined below); and: (i) the Company and the Stockholders and any property owned, operated, leased, or used by the Company and any facilities and operations on that property, are presently in compliance in all respects with all applicable Environmental Laws; (ii) neither the Company nor any of the Stockholders has ever entered into or been subject to any judgment, consent, decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and, (iii) the Company has no reason to believe that any of the items enumerated in clause (ii) of this paragraph will be forthcoming.

         No site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBS) or equipment containing PCBS, or any urea formaldehyde foam insulation.

         The Company and the Stockholders have provided to Buyer copies of all documents, records, and information available to the Company or the Stockholders concerning any environmental or health or safety matter relevant to the Company or the Stockholders, whether generated by others or by the Company, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control is plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health or safety matters issued by any governmental agency.

         For purposes of this Section 2.19: (i) "Hazardous Material" shall mean and include any hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environmental or to human health or safety, including without limitation, bio-hazardous materials; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date of this Agreement, previously enforced, or subsequently enacted; and (iv) the Company shall mean and include the Company, its respective predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         2.20 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.20 contains a true and complete list of all current directors and officers of the Company. In addition,
SCHEDULE 2.20 contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the period ending December 31, 1995. In each case that Schedule shall include the current job title and aggregate annual compensation of each individual.

         2.21 DISCLOSURE; ACCURACY OF DOCUMENTS AND EXHIBITS. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make those representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to the Company or any Stockholder which presently or may in the future have a material adverse affect on the business, properties, prospects, operations or condition of the Company which have not been specifically disclosed in this Agreement or in a Schedule furnished with this Agreement, other than general economic conditions affecting the health care industry.

         All contracts, instruments, agreements and other documents delivered by the Company and the Stockholders to Buyer or its agents for Buyer's or its agents, review in connection with this Agreement and the contemplated transactions, including articles of incorporation, by-laws, corporate minutes, stock record books and tax returns, are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true, correct and complete as of the Closing.

         2.22 NON-FOREIGN STATUS. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.23 EMPLOYEES; LABOR MATTERS; REGULATORY COMPLIANCE The Company employs the Stockholders and a total of _______ (_) full-time employees and _______ (___) part-time employee and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it through the Execution Date or amounts required to be reimbursed to those employees. Upon termination of the employment of any of those employees, neither the Company, nor Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of those employees for so-called "severance pay" or any other payments, except as described in SCHEDULE 2.23. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as described in that Schedule. The Company is in compliance with all applicable laws and regulations including, without limitation, labor laws, employment laws, fair employment practice laws, occupational health and safety laws, disabilities laws, sexual harassment laws, work place safety and health laws, terms and conditions of employment and wage and hours laws and environmental laws. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving the Company. No question concerning labor representation exists respecting any employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.24 PROVIDER AGREEMENTS; SUPPLIERS; CHANGES. SCHEDULE 2.24 sets forth any third party payor arrangement or agreement or Provider Agreement which accounts for more than five percent (5%) of the collections of the Company for the twelve months ended December 31, 1996 (collectively, the "TPAs"). The relationships of the Company with its TPAs are good commercial working relationships. None of the TPAs has canceled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its use of the services of the Company, nor to the knowledge of Company, do any TPAs have any plan or intention to do any of the foregoing. Further, the Company has not received notice that any health plan, insurance company, employer or any other TPA which has done business with the Company since January 1, 1997 intends to terminate, limit or restrict its relationship with the Company.

                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
                 ----------------------------------------------

         As a material inducement to Buyer to enter into this Agreement and consummate the contemplated transactions, each Stockholder jointly and severally makes to Buyer each of the representations and warranties in this Section 3 with respect to that Stockholder. No Stockholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Agreement.

         3.1 COMPANY SHARES. Each Stockholder owns of record and beneficially the number of the Company Shares set forth opposite that Stockholder's name in Exhibit A. Those Company Shares are, and when delivered by those Stockholders to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims, under Article 8 of the Florida Uniform Commercial Code or otherwise.

         3.2 AUTHORITY. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of that Stockholder pursuant to this Agreement and to carry out the contemplated transactions. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to this Agreement constitutes a valid and binding obligation of that Stockholder, enforceable in accordance with their respective terms, each Stockholder has full power and authority to transfer, sell and deliver the Company Shares to Buyer pursuant to this Agreement. The execution, delivery and performance of this Agreement and each agreement, document and instrument:

           a. does not and will not violate any laws of the United States or any state or other jurisdiction applicable to that Stockholder, or require any Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

           b. does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which a Stockholder is a party or by which the property of a Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or on Company Shares owned by a Stockholder.

         3.3 FINDER'S FEE. Except as provided in SCHEDULE 3.3, no Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         3.4 AGREEMENTS. Each Stockholder who is employed by the Company is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company. There are no agreements or arrangements not contained in this Agreement or disclosed in a Schedule, to which any Stockholder is a party relating to the business of the Company or to any Stockholder's rights and obligations as a stockholder, director or officer of the Company. No Stockholder owns, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. No Stockholder has at any time transferred any of the stock of the Company held by or for that holder to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by that employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which any Stockholder is a party.

                                    SECTION 4

                  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS
                  ---------------------------------------------

         4.1 MAKING OF COVENANTS AND AGREEMENTS. The Company and the Stockholders jointly and severally hereby make the covenants and agreements in this Section 4 and the Stockholders agree to cause the Company to comply with those agreements and covenants. No Stockholder shall have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement under this Agreement.

         4.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Company will:

           a. conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

           b. refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than Twenty Five Thousand Dollars ($25,000.00) and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

           c. refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities, except in the ordiany course of business;

           d. refrain from making any change or incurring any obligation to make a change in its Articles of Incorporation (except as provided in Section 4), by-laws or authorized or issued capital stock;

           e. refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

           f. refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors, other than in the ordinary course of business;

           g. refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

           h. use its best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

           i. use its best efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

           j. have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers listed in SCHEDULE 2.13 or equivalent insurance with any substitute insurers approved in writing by Buyer;

           k. furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company on a consolidated and consolidating basis within ten (10) days after each month end for each month ending more than ten (10) days before the Closing;

           l. permit Buyer and its authorized representatives to have full access to all of its properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives all financial and other information with respect to its business or properties as Buyer may from time to time reasonably request; and

         4.3 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the Stockholders and the Company will obtain all authorizations, consents and permits of others required to permit the consummation by the Stockholders and the Company of the transactions contemplated by this Agreement.

         4.4 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon the Company or a Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had that event occurred or been known to the Company or that Stockholder prior to the Execution Date, of any of the representations, warranties or covenants of the Company or the Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company or the Stockholders shall give detailed written notice to Buyer and the Company and the Stockholders shall use their best efforts to prevent or promptly remedy the same.

         4.5 CONSUMMATION OF AGREEMENT. The Company and each of the Stockholders shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end the Company will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors.

         4.6 COOPERATION OF THE COMPANY AND STOCKHOLDERS. The Company and each of the Stockholders shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the contemplated transactions.

         4.7 RESTRICTIVE COVENANTS. The Stockholders recognize that to assure the Buyer that it will realize the value inherent in the transactions contemplated in connection with this Agreement (including, but not limited to, the acquisition of the Company's business on a "going concern" basis), it is necessary for the Stockholders to enter into this Agreement. The Stockholders also acknowledge that the terms of this Agreement are inherently reasonable in all respects. Accordingly, each of the Stockholders agrees with the Buyer that for a five-year period following the Closing Date anywhere within Dade, Broward or Palm Beach County, Florida ("Restricted Area"); either on their own behalf or as a principal, partner, stockholder, officer, employee, agent, consultant, independent contractor, director or trustee of any person, partnership, entity, firm or corporation or otherwise:

           a. except in their capacity as employees of the Buyer, own, manage, operate, control or otherwise engage an a Competing Business, or receive any compensation in any capacity from any Competing Business. A Competing Business shall mean any business which is competitive with the Company;

           b. other than as a patient himself or as the Buyer directs, have any business relationship, in any capacity whatsoever with any home health care agency in the Restricted Area;

           c. attempt to solicit or solicit the patients or facilities serviced by the Buyer to terminate, curtail or restrict their relationship with the Buyer or attempt to provide or provide those patients or facilities with medical services previously furnished to them by any of the Stockholders while employed by the Buyer during the Term of their Employment Agreements and any Renewal Terms;

           d. otherwise divert or attempt to divert from the Buyer any business or business opportunity whatsoever; or,

           e. attempt to solicit or solicit any person employed or contracted by the Buyer, or any of their affiliates, to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

         4.8 RESTRICTIVE COVENANT REMEDIES. Each of the Stockholders acknowledge that: (i) a breach by the Company or any of the Stockholders of the provisions of Section 4.7 would cause the Buyer irreparable harm; and, (ii) monetary damages in an action at law would not provide an adequate remedy in the event of a breach. Accordingly, the Stockholders, jointly and severally, agree that, in addition to any other remedies (legal, equitable or otherwise) available to the Buyer, Buyer may seek and obtain injunctive relief against the breach or threatened breach of the provisions of Section 4.7 (without the necessity of any bond or other security being posted) as well as all other rights and remedies available at law and equity including, without limitation, the right to be indemnified by the Stockholders for all claims, damages, actions, suits whatsoever for a breach of Section 4.7 and if the Buyer prevails in that action, its reasonable attorneys' fees, expenses and costs incurred in enforcing any provisions of Section 4.7 at pretrial, trial and appellate levels. Nothing contained in this Section 4.8 shall be construed as prohibiting the Buyer and all other injured parties from pursuing all other remedies available to them for a breach or threatened breach of the provisions of Section 4.7. The Stockholders further acknowledge and agree that the covenants contained in this Article are necessary for the protection of the Buyer's legitimate business and professional duties, ethical obligations and interests, and are reasonable in scope and content. In the event of any breach or violation by the Stockholders of any of the provisions of Section 4.7, the running of such five-year period (but not the Company's and any of the Stockholders, obligations thereunder) shall be tolled during the continuation of any breach or violation.

         4.9 NO SOLICITATION OF OTHER OFFERS. Neither the Company, the Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person, other than Buyer, relating to the possible acquisition of the Company Shares, the Company, or any of its assets.

         4.10 CONFIDENTIALITY. The Company and the Stockholders agree that, unless and until the Closing has been consummated, each of the Company, the Stockholders and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to the Company, or the Stockholders by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, the Company, and the Stockholders will return to Buyer (or certify that they have destroyed) all copies of data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists memoranda, and other documents prepared by or made available to the Company or the Stockholders in connection with the transaction.

         4.11 TAX RETURNS. The Company and the Stockholders shall cooperate with Buyer to permit the Company in accordance with applicable law to promptly prepare and file on or before the due date or any extension of all federal, state and local tax returns required to be filed by the Company with respect to taxable periods ending on or before the Closing.

                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------



         5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the contemplated transactions, Buyer hereby makes the representations and warranties to the Company and the Stockholders contained in this Section 5.

         5.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where those properties are owned or leased or that business is conducted by it.

         5.3 AUTHORITY OF BUYER. Buyer has full right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the contemplated transactions. The execution, delivery and performance by Buyer of this Agreement, and each other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement, and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement, and each agreement, document and instrument:

           a. does not and will not violate any provision of the Articles of incorporation or by-laws of Buyer;

           b. does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and,

           c. does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Buyer is a party and which is material to the business and financial condition of Buyer and its parent and affiliated organizations on a consolidated basis.

         5.4 LITIGATION. There is no litigation pending or, to its knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.5 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

                                    SECTION 6

                               COVENANTS OF BUYER
                               ------------------

         6.1 MAKING OF COVENANTS AND AGREEMENT. Buyer hereby makes the covenants and agreements in this Section 6.

         6.2 CONFIDENTIALITY. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company or the Stockholders with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the Company or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to the Company (or certify that it has destroyed) all copies of data and information, including but not limited to financial information, Customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

         6.3 CONSUMMATION OF AGREEMENT. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this agreement, to the end that the transactions contemplated by this agreement shall be fully carried out. To this end, Buyer will obtain prior to the Closing all necessary authorizations or approvals of its Board of Directors.

         6.4 EMPLOYEE BENEFIT PLAN. Buyer agrees, if permissible under applicable laws, to continue the Company's Employee Benefit Plan (listed on Schedule 2.8) at the level currently maintained by the Company. In the event that Buyer is prohibited under applicable laws to continue the current Employee Benefit Plan, Buyer shall pay to the Company's employees, for the fiscal year ended May 31, 1998 only, the cash value of the difference between the Company's current Employee Benefit Plan and any subsequest employee benefit plan established by Buyer as additional salary for such fiscal year.

                                    SECTION 7

                           CONDITIONS FOR CLOSING AND
                              PROCEDURE FOR CLOSING
                           --------------------------

         7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the contemplated transactions are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           a. REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company and each of the Stockholders shall, on or before the Closing, have performed all of their obligations under this Agreement which by the terms are to be performed on or before the Closing.

           b. NO MATERIAL CHANGE. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company since the Execution Date, whether or not in the ordinary course of business.

           c. APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the contemplated transactions and all related legal matters contemplated in this Agreement shall have been approved by counsel for Buyer that counsel shall have received on behalf of Buyer all other certificates, opinions, and documents in form satisfactory to counsel, as Buyer may reasonably require from the Company and the Stockholders to evidence compliance with the terms and conditions of this Agreement as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and the Company and the fulfillment of their respective covenants.

           d. NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company or Stockholder or any material adverse change in the laws or regulations applicable to the Company.

           e. CONSENTS. The Company or the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Stockholders in connection with the execution and delivery of this Agreement, the performance of the contemplated transactions and the continued operation of the business of the Company by Buyer subsequent to the Closing; and the Company, the Stockholders and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

           f. DUE DILIGENCE. In the event that Buyer reasonably determines, in its sole and absolute discretion, that it would not be in the Buyer's best interest to consummate the transactions contemplated by this Agreement, than this Agreement shall be null and void and no party to this Agreement shall not have any liability to any other party to this Agreement.

           g. FUNDING OF PENSION. All pension benefits required to be funded for all periods prior to the Closing date shall have been funded by the Company.

         7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligation of the Company and the Stockholders to consummate this Agreement and the contemplated transactions is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           a. REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 5 shall be true and correct in all material respects as though made on and as of the Closing and Buyer shall, on or before the Closing, have performed all of its obligations under this Agreement which by the terms are to be performed on or before the Closing.

           b. APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the contemplated transactions and all related legal matters contemplated by this agreement shall have been approved by MacKelvie & Associates, P.C., in their capacity as counsel for the Company and the Stockholders, and that counsel shall have received on behalf of the Company and the Stockholders all other certificates, opinions and documents in form satisfactory to that counsel as the Company may reasonably require from Buyer to evidence compliance with the terms and conditions of this Agreement as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

           c. NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the Company, or any Stockholder.

         7.3 PROCEDURE AT THE CLOSING. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

           a. legal counsel for the Company and the Stockholders shall deliver a legal opinion to the Buyer in substantially the form of EXHIBIT C attached to this Agreement;

           b. legal counsel for the Buyer shall deliver a legal opinion to the Company and the Stockholders in substantially the form of EXHIBIT D attached to this Agreement;

           c. the Company shall execute and deliver resolutions adopted by the board of directors of the Company approving the transactions contemplated by this Agreement, in substantially the form of EXHIBIT E attached to this Agreement, certified by the corporate secretary of the Company;

           d. the Buyer shall execute and deliver resolutions adopted by the board of directors of the Buyer approving the transactions contemplated by this Agreement, in substantially the form of EXHIBIT F attached to this Agreement, certified by the corporate secretary of the Buyer;

           e. the Company shall deliver to the Buyer a Certificate of the Company's President, in substantially the form of EXHIBIT G attached to this Agreement, dated as of the Closing to the effect that the statements contained in Sections 7.1(a) and (b) are true and correct;

           f. the Buyer shall deliver to the Company a Certificate of the Buyer's President, in substantially the form of EXHIBIT H attached to this Agreement, dated as of the Closing Date to the effect that the statements contained in Section 7.2(a) are true and correct;

           g. the Buyer shall deliver the Closing Funds to the Company;

           h. each of the Stockholders shall execute and deliver to the Buyer Employment Agreements, in substantially the form of EXHIBIT I attached to this Agreement;

           i. the Company and each of the Stockholders shall execute and deliver to the Buyer general releases of all claims which any of them may have against the Company in the form of EXHIBIT J attached to this Agreement;

           j. the Buyer shall deliver to the Company a Certificate of Good Standing issued by the Secretary of State of Florida in the form of EXHIBIT K attached to this Agreement; and,

           k. the Company shall deliver to the Buyer a Certificate of Good Standing issued by the Secretary of State of Florida in the form of EXHIBIT L attached to this Agreement.

                                    SECTION 8

                  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING
                  --------------------------------------------

         8.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations in this Agreement or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the contemplated transactions are material, shall be deemed to have been relied upon by the other party and shall survive the Closing, for a period not to exceed three (3) years, regardless of any investigation and shall not merge in the performance of any obligation by either party to this Agreement.

         8.2 AUDIT FOR THE PERIOD MAY 31, 1997. Within seventy five (75) days after the Closing Date, the Stockholders shall cause Oliver Collins, Jr., certified public accountant, to deliver to Buyer a balance sheet of the Company dated as of May 31, 1997 and statements of income, retained earnings and cash flows for the fiscal year then ended, which have been audited by Oliver Collins, Jr. These financial statements will be prepared in accordance with generally accepted accounting principles ("GAAP"), will be complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at May 31, 1997.

                                    SECTION 9

                                 INDEMNIFICATION
                                 ---------------

         9.1 INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders jointly and severally agree subsequent to the Closing, for a period of three (3) years from the Closing Date, to indemnify and hold the Company, Buyer and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees of the Company or Buyer (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever of any kind or nature arising out of the business prior to Closing (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

           a. fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or any Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement;

           b. any other breach of any representation, warranty or covenant of the Company or any Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of those representations, warranties or covenants; and

any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for by the Company, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company.

         9.2 LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS. No indemnification shall be payable pursuant to Subsection 9.1(b) above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 9.1 shall exceed Ten Thousand Dollars ($10,000.00) in the aggregate, whereupon the full amount of claims shall be recoverable in accordance with the terms of this Agreement.

         9.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, 1osses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer under this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting that breach.

         9.4 LIMITATION ON INDEMNIFICATION BY BUYER. No indemnification pursuant to Section 9.3 shall be payable to the Stockholders, unless the total of all claims for indemnification pursuant to Section 9.3 shall exceed Ten Thousand Dollars ($10,000.00) in the aggregate, whereupon the full amount of all claims shall be recoverable in accordance with the terms of this Agreement.

         9.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification under this Agreement by giving written notice of the claim to the indemnifying party within the period in which indemnification claims can be made under this Agreement. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice of the claim to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving that notice. The notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving any notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice of the claim, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if that good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of that claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in that defense, at the expense of the indemnifying party.

                                   SECTION 10

                                  MISCELLANEOUS
                                  -------------

         10.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company, or the Stockholders relating in any way to the purchase and sale of the Company's Assets under this Agreement and the contemplated transactions, including without limitation legal, accounting or other professional expenses of the Company or Stockholder, shall be charged to or paid by the Company or Buyer.

         10.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Florida without regard to its conflict of laws provisions.

         10.3 NOTICES. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses listed below or to any other address or person as a party may designate by notice to each other party under this Agreement:

         if to the Buyer:               ContinuCare Home Health Services, Inc.
                                        100 SE Second Street
                                        36th Floor
                                        Miami, Florida 33131
                                        Attention: Susan Tarbe, Esq.,
                                        Executive Vice President and
                                        General Counsel

         if to the Company:             Maxicare, Inc.
                                        800 Fairway Drive, Suite 250
                                        Deerfield Beach, FL  33441

         With a copy to:                MacKelvie & Associates, P.C.
                                        333 West Wacker Drive, Suite 830
                                        Chicago, Illinois 60606
                                        Attn: Charles MacKelvie, Esq.

         if to the Stockholders:        Irving Carr
                                        800 Fairway Drive, Suite 250
                                        Deerfield Beach, FL 33441

         With a copy to:                MacKelvie & Associates, P.C.
                                        333 West Wacker Drive, Suite 830
                                        Chicago, Illinois 60606
                                        Attn: Charles MacKelvie, Esq.

Any notice given under this Agreement may be given on behalf of any party by his counsel or other authorized representatives.

         10.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to in this Agreement and the other writings specifically identified in this Agreement or contemplated by this Agreement, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties to this Agreement except as referred to in this Agreement or in its Schedules and Exhibits or in other writings; and all inducements to the making of this Agreement relied upon by either party to this Agreement have been expressed in this Agreement or in the Schedules or Exhibits or in other writings.

         10.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company and the Stockholders. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

         10.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision of this Agreement. The use in this Agreement of the masculine pronoun in reference to a party to this Agreement shall be deemed to include the feminine or neuter, as the context may require.

         10.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         10.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant contained in this Agreement be waived, except by a writing duly and validly executed by each party to this Agreement, or in the case of a waiver, the party waiving compliance.

         10.9 SEVERABILITY. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if the invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or . unenforceability is caused by the length of any period of time or the size of any area contained in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

         10.10 LITIGATION; PREVAILING PARTY. Except as otherwise required by applicable law or as expressly provided in this Agreement, in the event of any litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, Costs, and expenses of counsel (at pre-trial, trial and appellate levels).

         10.11 PUBLICITY. Subject to applicable law, all press releases and other publicity, except as required by applicable law, concerning the transactions contemplated by this Agreement will be subject to the review and approval of the Company, the Stockholders and the Buyer, provided that the approval shall not be unreasonably withheld or delayed.

         10.12 NO BREACH. The parties agree that the execution of this Agreement shall not be deemed to be an assignment of any contract where consent to that assignment is required by the terms of that contract provided that the foregoing shall not affect the Company's and the Stockholders' respective obligations to obtain all consents as provided in this Agreement.

         10.13 CONSTRUCTION. This Agreement shall be construed without regard-to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a party's business or profession or any professional training, experience, education or degrees of any member, agent, officer of employee of any party. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, then this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

         10.14 JURISDICTION; VENUE; INCONVENIENT FORUM; JURY TRIAL. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA IN DADE COUNTY, AND THE PARTIES ACCEPT THE EXCLUSIVE PERSONAL JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING. IN ADDITION, THE PARTIES KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR LATER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT BROUGHT IN THE STATE OF FLORIDA, AND FURTHER, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF FLORIDA HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the Execution Date.

                                       BUYER:

                                       CONTINUCARE HOME HEALTH
                                       SERVICES, INC., a Florida
                                       corporation

                                       By:  /s/ Charles M. Fernandez
                                            -----------------------------------
                                       Its: President & Chief Executive Officer
                                            -----------------------------------

                                       COMPANY:

                                       MAXICARE, INC., d/b/a MAXICARE OF
                                       BROWARD INC., a Delaware corporation

                                       By:  /s/ Irving Carr
                                            -----------------------------------
                                       Its: President
                                            -----------------------------------

                                       STOCKHOLDERS:
                                            /s/ Irving Carr

                                       ----------------------------------------


                                       ----------------------------------------